UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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BIOGEN INC.

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On June 7, 2022, Biogen made available to stockholders the following communication in connection with its upcoming annual meeting of stockholders to be held on June 15, 2022.

Dear Stockholder,

This letter responds to a report issued by the proxy advisory firm Institutional Shareholder Services (ISS) in May 2022, regarding the annual meeting of stockholders of Biogen scheduled for June 15, 2022. In its report, ISS recommends that Biogen stockholders vote against the non-binding advisory vote on executive compensation (Proposal 3 in Biogen’s Definitive Proxy Statement filed on April 29, 2022, 2022 Proxy Statement). We disagree with ISS’ recommendation for the reasons outlined below and recommend you vote FOR the non-binding advisory vote on executive compensation.

Negative Vote Recommendation by ISS

In making its negative say on pay recommendation, ISS noted positively our shareholder engagement and revised long-term incentive program.

Although ISS concluded that Biogen’s compensation for pay and performance were reasonably aligned, ISS recommended that stockholders vote against say on pay because it determined that the Compensation and Management Development Committee of the Board of Directors (C&MD Committee) “…did not disclose a robust commitment not to repeat an action that investors found concerning.” The action in question was the 2020 payment by Biogen of cash severance outside of normal severance arrangements by Biogen to a former executive officer.

Biogen’s Response

Independent members of our Board of Directors and members of our management team, led by our C&MD chair met with certain stockholders to understand their concerns with our pay practices and specifically discussed their concerns with the Board’s use of discretion with respect to the severance payment. Based on these discussions, the C&MD Committee acknowledges that some stockholders expressed concern with this payment and notes that it was one-time in nature based on the specific facts and circumstances of the transitioning executive and was not meant to constitute a change to our existing severance practices. The C&MD Committee believes that the use of discretion in executive compensation decisions, including severance arrangements, is an important part of the duties of the Board and the C&MD Committee and that it would be inappropriate to make an unconditional commitment that would limit its ability to effectively and appropriately manage Biogen’s business in the best interests of Biogen stockholders in the event of unanticipated and extraordinary circumstances. These robust commitments are uncommon among our peer filings, and in keeping with prevalent market practice the C&MD Committee believes that it would be inappropriate to include such language.

The Board and the C&MD Committee has shown its commitment to aligning compensation with the interests of the stockholders by using its discretion to decrease compensation when required to ensure that compensation reflects the company’s pay for performance philosophy. This has been evidenced in each of the past two years where the C&MD Committee reduced annual bonus compensation for our named executive officers in 2021 and all annual bonus plan participants (including our named executive officers) in 2022 (see page 46 of Biogen’s Definitive Proxy Statement filed on April 23, 2021 and page 33 of the 2022 Proxy Statement).

A recap of the steps we took to review our compensation and severance arrangements in response to stockholder feedback to ensure alignment with stockholder interests was disclosed on page 33 of the 2022 Proxy Statement and is provided below.

Prior to the 2021 Annual Meeting and additionally in response to the lower level of support for our 2021 say-on-pay vote, with approximately 51% of the votes cast for approval, and pursuant to our ongoing commitment to engage with our stockholders, independent members of our Board and members of our management team, led by our C&MD Committee chair Brian Posner, performed stockholder outreach to better understand the concerns and perspectives of our stockholders, including those who did not support our say-on-pay vote in 2021. As part of this outreach, our C&MD Committee chair, independent members of our Board and members of management had meetings with shareholders holding approximately 42% of our outstanding shares, to listen to and receive feedback on our executive compensation programs and other matters. Meetings with stockholders were attended by our C&MD Committee chair, members of our Board and management team, together with representatives from our legal and investor relations departments.

Extensive Shareholder Outreach and Engagement
42% of shares outstanding engaged	including 7 of our top 10 stockholders	32% of shares outstanding engaged with the Chair of our C&MD Committee

Stockholders were generally supportive of our executive compensation programs and their focus on alignment of pay and performance, but did voice their perspectives on incentive plan design. Some stockholders did express concern about a cash severance payment made outside of our normal severance arrangements in 2020 to a former executive officer. To respond to this concern and to help ensure that our program continues to be aligned with stockholder interests and best practices, we worked closely with our independent compensation consultant to conduct a competitive review of our severance arrangements. We validated that our normal severance practices are competitive with organizations with whom we compete for executive talent. We discussed with our stockholders that the 2020 severance payment was one-time in nature based on the specific facts and circumstances of the transitioning executive and we do not intend to make a change to our existing practices. In addition, and based in part on the feedback we received and our market analysis, our C&MD Committee took the following actions:

Stockholder Feedback and Responsiveness

What We Heard from Stockholders	Action We Took in Response

• Preference for longer performance periods in long-term incentive plans	Starting with 2022 long-term incentives: ✓ Removed one-year performance periods from long-term incentive plans ✓ Implemented 3-year performance periods for all performance stock units (PSUs)

• Increased alignment of executive compensation with long-term stockholder experience	Starting with 2022 long-term incentives: ✓ Relative Total Shareholder Return (rTSR) introduced as a metric in the long-term incentive plan

• Stronger pay for performance alignment

For 2021 Annual Bonus Plan Funding and Payouts:

✓  Applied negative discretion to reduce overall Annual Bonus Plan funding for all participants and further reduced payouts for the Executive Committee, which includes all our NEOs (see 2021 Annual Bonus Plan Company Performance Targets and Results Table)

• Reinforce focus on Environmental, Social, Governance (ESG) metrics	✓ Continued the inclusion of ESG metrics in Annual Bonus Plan to drive initiatives surrounding the Company’s environmental sustainability, DE&I and broader employee engagement goals

• Simplify incentive program structures	✓ Revised the 2022 Annual Bonus Plan scorecard to include fewer metrics and place heavier weightings on quantitative financial metrics ✓ Streamlined long-term incentive plan (see below)

The Board of Directors values stockholder feedback and will continue to proactively engage with our stockholders on these and other issues as well as periodically reviewing our compensation and severance practices to ensure they are aligned with stockholder interest and are competitive with companies in the markets in which we compete. We believe the C&MD Committee adequately addressed stockholders’ concern regarding the 2020 severance payment and reiterate the one-time nature of the payment and our intention that such payment does not constitute a change in our severance practices and otherwise took action to address stockholder feedback on our executive compensation program.

FOR ALL THESE REASONS, WE ASK OUR STOCKHOLDERS

TO VOTE “FOR” THE SAY-ON-PAY PROPOSAL